UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 11, 2011

POLYPORE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-32266	43-2049334
(Commission File Number)	(IRS Employer Identification No.)

11430 North Community House Road, Suite 350, Charlotte, North Carolina	28277
(Address of Principal Executive Offices)	(Zip Code)

(704) 587-8409

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

David A. Barr notified Polypore International, Inc. (the “Company”) on July 11, 2011 that he will resign from the Board of Directors of the Company (the “Board”) effective immediately.  Mr. Barr has informed the Company that his resignation is not the result of a disagreement with the Company on any matter.

Also on July 11, 2011, the Board appointed Robert B. Toth, Chief Executive Officer of the Company, to serve as Chairman of the Board.  Michael Graff, the previous Chairman of the Board, was appointed to serve as the Lead Independent Director of the Board.

On July 11, 2011, the Board appointed David A. Roberts as a Class III director to fill the vacancy created by Mr. Barr’s resignation.  Mr. Roberts will serve until the 2013 annual meeting of the stockholders of the Company, or until his resignation or removal in accordance with the Company’s Amended and Restated Bylaws.  Mr. Roberts will serve as a member of the Nominating and Corporate Governance Committee of the Board and will replace Kevin Kruse as a member of the Compensation Committee of the Board.  Mr. Kruse remains a member of the Board.

Mr. Roberts is Chairman, President and Chief Executive Officer of Carlisle Companies, Inc.  Mr. Roberts is also a director of Franklin Electric Company, Inc.

A copy of the Company’s press release, dated July 11, 2011, announcing Mr. Barr’s resignation from the Board, Mr. Toth’s appointment as Chairman of the Board, Mr. Graff’s appointment as Lead Independent Director and Mr. Roberts’s appointment to the Board is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

99.1                         Press Release of Polypore International, Inc. dated July 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYPORE INTERNATIONAL, INC.
(Registrant)

Date: July 11, 2011	By:	/s/ Lynn Amos
Lynn Amos
Chief Financial Officer